EXHIBIT 99.1

NEWS RELEASE

June 23, 2004

Torrance, California

Summa Reports 3rd Quarter Earnings

Summa Industries (Nasdaq NM:SUMX) reports net income of $1,390,000, or $.30 per share, on sales of $33,160,000 for the three months ended May 31, 2004, versus net income of $768,000, or $.13 per share, on sales of $28,342,000 for the three months ended May 31, 2003.

	Three months ended
	May 31, 2004	May 31, 2003
Sales	$33,160,000	$28,342,000
Net income	$1,390,000	$768,000
Diluted earnings per share	$.30	$.13

A conference call to discuss the results will be held at 9:00 a.m., Pacific Time, Wednesday, June 23.  The call-in number is (800) 838-4403.  The conference call will also be simulcast and archived by www.vcall.com.

Summa Industries manufactures proprietary engineered plastic products for a broad spectrum of industrial and commercial markets.  The Company has manufacturing facilities across North America.  Products, many of which are unique or patented, are shipped to customers worldwide.

For further information, contact Jim Swartwout, (310) 792-7024; Fax (310) 792-7079; www.summaindustries.com; or ir@summaindustries.com.

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Summa Industries

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2003	August 31, 2003	May 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$52,000	$380,000	$680,000
Accounts receivable	17,222,000	15,729,000	19,895,000
Inventories	12,572,000	11,645,000	13,306,000
Prepaid expenses and other	2,825,000	2,710,000	3,098,000
Total current assets	32,671,000	30,464,000	36,979,000
Property, plant and equipment, net	26,647,000	26,112,000	28,474,000
Goodwill and other assets, net	12,463,000	11,940,000	11,818,000
Total assets	$71,781,000	$68,516,000	$77,271,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,491,000	$5,302,000	$7,365,000
Accrued liabilities	5,680,000	5,015,000	5,769,000
Current maturities of long-term debt	4,133,000	3,896,000	1,957,000
Total current liabilities	16,304,000	14,213,000	15,091,000
Long-term debt, net of current maturities	18,284,000	16,219,000	30,337,000
Other long-term liabilities	2,635,000	2,601,000	2,577,000
Manditorily redeemable convertible preferred stock	5,919,000	6,103,000	—
Minority interest in subsidiary	—	—	205,000
Total stockholders’ equity	28,639,000	29,380,000	29,061,000
Total	$71,781,000	$68,516,000	$77,271,000

Summa Industries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	May 31, 2003	May 31, 2004	May 31, 2003	May 31, 2004
Net sales	$28,342,000	$33,160,000	$84,452,000	$85,631,000
Cost of sales	21,339,000	25,096,000	63,296,000	64,907,000
Gross profit	7,003,000	8,064,000	21,156,000	20,724,000
Selling, general, administrative and other expenses	5,481,000	5,609,000	16,094,000	15,467,000
Operating income	1,522,000	2,455,000	5,062,000	5,257,000
Interest expense	389,000	321,000	1,167,000	1,210,000
Income before income taxes and cumulative effect of a change in accounting principle	1,133,000	2,134,000	3,895,000	4,047,000
Provision for income taxes	365,000	744,000	1,285,000	1,374,000
Income before cumulative effect of a change in accounting principle	768,000	1,390,000	2,610,000	2,673,000
Cumulative effect of a change in accounting principle	—	—	(22,343,000)	—
Net income (loss)	$768,000	$1,390,000	$(19,733,000)	$2,673,000
Preferred stock accretion	$184,000	$81,000	$553,000	$450,000
Net income (loss) available to common stockholders:
before cumulative effect of a change in accounting principle	$584,000	$1,309,000	$2,057,000	$2,223,000
after cumulative effect of a change in accounting principle	$584,000	$1,309,000	$(20,286,000)	$2,223,000
Earnings per common share before cumulative effect of a change in accounting principle
Basic	$.14	$.31	$.47	$.52
Diluted	$.13	$.30	$.46	$.51
Earnings (loss) per common share after cumulative effect of a change in accounting principle
Basic	$.14	$.31	$(4.61)	$.52
Diluted	$.13	$.30	$(4.61)	$.51
Weighted average common shares outstanding
Basic	4,304,000	4,234,000	4,397,000	4,297,000
Diluted	4,379,000	4,310,000	4,495,000	4,372,000